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                                                 Exhibit 10(a)
                                                 Form 10-Q for the Quarter Ended
                                                 June 30, 1997
                                                 File No. 1-11237




Mr. Thomas C. Wajnert                 -1-                           May 30, 1997



                                                        May 30, 1997

Mr. Thomas C. Wajnert
Young Road
Bernardsville, New Jersey  07924

Dear Tom:

             In light of your intention to resign from the position of Chief Executive Officer of AT&T Capital Corporation (the "Company"), the purpose of this letter is to describe our ongoing relationship after such resignation.

             1. Effective Date of Resignation: Your resignation will be effective as of May 30, 1997 (the "Resignation Date").

             2.    Effect of Resignation:

             a. You shall remain employed as non-executive Chairman of the Company (relinquishing your executive powers) until May 31, 1998. The Company reserves the right to renew, with your consent, your employment as Chairman through the end of 1998, and again, with your consent, through the end of 1999, by delivering to you 30 days advance notice of any such proposed renewal, and upon your consent thereto you agree to continue to serve as Chairman, subject to the terms and conditions set forth below and Section 6 of your Employment Agreement with the Company dated September 30, 1996 (the "Employment Agreement"). Except as set forth in this letter, the provisions of the Employment Agreement shall remain in full force and effect, except that all references to Chief Executive Officer in the Employment Agreement shall no longer be applicable, and that nothing described in or arising from the terms of this Agreement nor any event occurring on



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Mr. Thomas C. Wajnert                 -2-                           May 30, 1997


or before May 30, 1997 shall constitute "Good Reason" for purposes of your Employment Agreement or any of the other agreements described below.

             b. If the Company does not renew your employment as Chairman on or before May 31, 1998, the Company and Nomura International plc ("Nomura") shall use their respective reasonable best efforts to secure, by renomination or otherwise, your continued service as a Director of the Company, with a title no less prestigious than Vice Chairman, through at least November 30, 1998.

             c. Upon the termination of your employment as Chairman, the term of your employment under the Employment Agreement shall be deemed to have been terminated. If you continue to serve as a Director after the termination of the Employment Agreement, in addition to any payments pursuant to the Employment Agreement, you will entitled to normal independent director compensation.

             d. Upon the execution of this Agreement by the parties, you shall be entitled to receive an amount (the "Resignation Amount") equal to $762,489.50 which represents 25% of the sum (which is equal to $3,049,958) of (i) the Applicable Percentage of your current Final Average Pay (each as defined in the Employment Agreement), determined as if your employment had been terminated by the Company on May 28, 1997 and without regard to any requirement for notice (that is, 239.34% of $1,101,971, or $2,637,458) and (ii) 110% of your current
Target Bonus (as defined in the Employment Agreement) for 1997 (that is, 110% of $375,000, or $412,500)). The Resignation Amount shall be payable on May 30, 1997. Upon the earlier of (i) the termination of your employment or (ii) May 30, 1998, the Termination Amount (as defined in the Employment Agreement) and all other termination benefits set forth in the Employment Agreement will be determined as if your employment had been terminated by the Company without




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Mr. Thomas C. Wajnert                 -3-                           May 30, 1997


Cause (as defined in the Employment Agreement) on May 28, 1997, without regard to any requirement for notice and without interest, and shall be paid or provided (except as otherwise provided in the next succeeding sentence) on the earlier of (i) May 30, 1998 or (ii) your last day of employment with the Company. For the avoidance of any doubt and not withstanding anything to the contrary elsewhere, you shall receive the following benefits on the following schedule:

             (a) upon termination of your employment with the Company, you shall receive continued basic life insurance coverage (in an amount not less than $625,000) for 24 months;

             (b) upon termination of your employment with the Company, if you then have supplemental life insurance coverage through the Company, you may continue that coverage, at your cost, for up to 24 months;

             (c) within 30 days after termination of your employment with the Company, you shall be paid the Compensation Payment (as defined in the Employment Agreement);

             (d) beginning as of the Resignation Date, you shall receive outplacement benefits to the extent that you would have been entitled to such benefits had you been terminated without Cause (pursuant to Section 6 of the Employment Agreement) on the Resignation Date;

             (e) upon termination of your employment with the Company, you shall receive all other benefits, under Company plans or programs generally applicable to senior executives, to which an otherwise similarly situated senior executive being terminated by the Company without cause would then be entitled; and

             (f) commencing on the date that your employment by the Company as Chairman terminates, you shall receive, in 24 equal monthly installments, an aggregate amount equal to your Final Average Pay (which shall be deemed to be no less than $3,049,958), conditioned on your compliance with Section 12 of the Employment Agreement.

Except as expressed provided to the contrary in item (f) above and in the second succeeding sentence below, the Company's obligations under this Section 2(d) are absolute and unconditional. The Resignation Amount shall be deducted from the



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Mr. Thomas C. Wajnert                 -4-                           May 30, 1997



amounts payable to you as the Termination Amount, which, after such deduction, shall be no less than $2,287,468.50. In addition, the eighth sentence of Section
6.1 of the Employment Agreement shall be deleted and the following substituted in lieu thereof: "As a condition to Executive's receipt of $325,000 of the Termination Amount (as the net Termination Amount is determined after the deduction of any prepayments thereof agreed to by the parties), prior to or within ten days after the date of termination, Executive shall sign a separation agreement and general release in the form annexed hereto as Exhibit F." Except as set forth in this letter and except for any obligations of the Company with respect to the Termination Amount, the provisions of Section 6 of the Employment Agreement (other than Sections 6.1(c)(i) and 6.1(c)(vi) thereof, which shall be deemed deleted) shall remain in full force and effect.

             e. By your execution of this letter, you agree to comply with the terms of Section 12 of the Employment Agreement (without regard to the periods of time for compliance set forth therein) until the later of (i) two years after your last day of employment by the Company and (ii) 180 days after your last day as a Director of the Company.

             f. Except as expressly modified by this letter, the provisions of your Subscription Agreement with the Company (as successor by merger to Antigua Acquisition Corporation ("Antigua")) dated as of September 30, 1996; your Stock Purchase Agreement with Nomura and the Company (as successor by merger to Antigua) dated as of September 30, 1996 (the "Stock Purchase Agreement"); your Sale Participation Agreement with Nomura dated as of September 30, 1996; and your Stock Option Agreement with the Company dated as of October 1, 1996 (the "Stock Option Agreement") shall remain in full force and effect.



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Mr. Thomas C. Wajnert                 -5-                           May 30, 1997



             3.    Terms of Your Ongoing Employment:

             a. As non-executive Chairman of the Company you will report to the designated committee of the board (which shall initially consist of Guy Hands) and you will render such reasonable assistance to the Company's Chief Executive Officer as he or she may request. You will continue to chair board meetings of the Company, but will not serve on the Executive Committee of the board. You will, however, serve as an ex officio, non-voting member of all committees of the Board. As reasonably requested by the designated committee of the board (which shall initially consist of Guy Hands), you will perform public and leasing industry relations activities, ambassadorial duties and assistance with the refinancing of Hercules Limited's equity interests on behalf of the Company. You agree to devote up to one-half your working time and efforts to the performance of services, duties and responsibilities in connection with your employment by the Company, and will perform your functions at the Company with at least the care that an ordinarily prudent person of like ability, experience and talent would reasonably be expected to exercise under similar circumstances. The Company shall make reasonable accommodation for your other activities so long as such activities do not materially interfere with your duties and responsibilities to the Company. Nothing herein shall preclude you from engaging in charitable and community affairs, from managing any passive investment made by you in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without prior consultation with the Executive Committee of the board), or accepting, subject to prior consultation with the Executive Committee of the board, other part-time employment, so long as in each case such activities do not materially interfere with your duties and responsibilities hereunder, or from serving,


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Mr. Thomas C. Wajnert                 -6-                           May 30, 1997



subject to the prior consultation with the Executive Committee of the board, as a member of boards of directors or as a trustee of any other corporation, association or entity. These provisions replace those of Sections 1.1, 1.2 and
1.4 of the Employment Agreement.

             b. Your place of employment shall be a suitable office in or near the Company's executive offices (to be mutually agreed upon with the Company's Chief Executive Officer), which office will be provided by the Company at its expense. The Company will also provide you at its expense with a secretary, who will be an employee of the Company.

             c. Unless your employment with the Company is terminated (i) by the Company for Cause, (ii) by reason of death or Permanent Disability (as defined in the Employment Agreement) or (iii) by you without Good Reason (as defined in the Employment Agreement) (in each case in accordance with Section 6 of the Employment Agreement), the Company shall pay you through the expiration of the term set forth in paragraph 2(a) above (as such term may be extended pursuant to paragraph 2(a)) a Base Salary (as defined in the Employment Agreement) equal to $625,000 per annum, payable as set forth in Section 3.1 of the Employment Agreement. You shall also be paid an annual bonus in respect of 1997 equal to $375,000 at the time that 1997 annual bonus payments are made to the Company senior executives, but in no event later than March 1, 1998. You shall be paid an annual bonus in respect of 1998 equal to $375,000 multiplied by a fraction, the numerator of which is the number of days during 1998 during which you continue to be employed by the Company as Chairman and the denominator of which is 365. Such bonus shall be paid on the earliest of (i) your last day of employment, (ii) the time that 1998 annual bonus payments are made to the Company senior



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Mr. Thomas C. Wajnert                 -7-                           May 30, 1997


executives and (iii) March 1, 1999. Any annual bonus in respect of any period after 1998 shall be in the sole discretion of the Company's board of directors.

             d. For purposes of determining, in accordance with the Company's Executive Benefit Plan, the pension benefit to which you are entitled under
Section 4.1 of the Employment Agreement, you shall be deemed (i) to be a "Vested Participant"; (ii) to continue to be a "Tier 1 Participant"; (iii) to have a "Final Average Pay" no less than $1,101,971; and (iv) to continue to accrue additional "Credited Service" (without regard to the 10 year limit in Section 4.2(a) of the Executive Benefit Plan) through your last day of employment with the Company (with the quoted terms having the meanings set forth in the Executive Benefit Plan).

             e. Notwithstanding anything to the contrary contained in the Stock Option Agreement or elsewhere, upon the execution of this Agreement by the parties, Options (as defined in the Stock Option Agreement) shall be deemed to be "vested in accordance with Section 3.1(a)" of the Stock Option Agreement with respect to 200,000 of the underlying shares of Common Stock ("Shares") for which the Option under the Stock Option Agreement was granted. If the Company renews your employment as Chairman in accordance with paragraph 2(a) hereof, and unless your employment with the Company is terminated prior to December 31, 1998 (i) by the Company for Cause, (ii) for death or Permanent Disability or (iii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement), Options with respect to an additional 200,000 of the underlying Shares shall be deemed to be "vested in accordance with Section 3.1(a)" of the Stock Option Agreement on December 31, 1998 and, if the Company further renews your employment as Chairman, and unless your employment with the Company is terminated prior to December 31, 1999 (i) by the Company for



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Mr. Thomas C. Wajnert                 -8-                           May 30, 1997


Cause, (ii) for death or Permanent Disability, or (iii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement), Options with respect to the remaining 198,900 of the underlying Shares shall be deemed to be "vested in accordance with Section 3.1(a)" of the Stock Option Agreement on December 31, 1999, in each case without reference to any performance criteria.

                   For purposes of the Stock Option Agreement, any termination of your employment with the Company (other than termination (i) by the Company for Cause or (ii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement)) shall be deemed to be a "termination by the Group without Cause."

             f. Notwithstanding anything to the contrary contained in the Stock Purchase Agreement or elsewhere, upon the execution of this Agreement by the parties, the right of the Purchasing Entity (as defined in the Stock Purchase Agreement) to purchase from the Seller, the Seller's Estate or the Seller's Trust (each as defined in the Stock Purchase Agreement) up to all Investment Shares (as defined in the Stock Purchase Agreement) held by such persons upon the termination of your employment with the Company shall be limited to 66-2/3% of the number of Investment Shares held in the aggregate by such persons on the termination date. If the Company renews your employment as Chairman pursuant to paragraph 2 hereof, and unless your employment with the Company is terminated prior to December 31, 1998 (i) by the Company for Cause, (ii) for death or Permanent Disability or (iii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement), such right shall be limited to 33-1/3% of the number of Investment Shares held in the aggregate by such persons on the termination date and, if the Company further renews your



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Mr. Thomas C. Wajnert                 -9-                           May 30, 1997


employment as Chairman beyond December 31, 1998, and unless your employment with the Company is terminated prior to December 31, 1999 (i) by the Company for Cause, (ii) for death or Permanent Disability or (iii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement), the right of the Purchasing Entity to purchase Investment Shares from such persons shall terminate.

             For purposes of the Stock Purchase Agreement, any termination of your employment (other than termination (i) by the Company for Cause or (ii) by you without Good Reason (in each case in accordance with Section 6 of the Employment Agreement)) shall be deemed to be a "termination by the Group without Cause."

             4. Press Release. Attached to this Agreement is the press release that you and the Company agree will be issued in connection with your resignation as the Chief Executive Officer of the Company. In addition, you will not utter or issue any disparaging or derogatory remark, or make any untruthful statement, about any of the Releasees (as that term is defined in the Separation and General Release attached to the Employment Agreement). The Company's Board of Directors will not utter or issue any disparaging or derogatory remark, or make any untruthful statement, about you.

             5. Legal Fees. Except to the extent expressly provided otherwise in the next sentence, each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this letter. The Company shall pay the reasonable fees and disbursements of your legal counsel in connection with the negotiation and execution of this letter agreement.



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Mr. Thomas C. Wajnert                 -10-                         May 30, 1997


             6.    Representations.

             a. The Company hereby represents and warrants that (i) the execution, delivery and performance of this letter agreement by the Company and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action and (ii) the execution, delivery and performance of this letter agreement by the Company and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, or any "employee benefit plan" (within the meaning of either section 3(3) of the Employee Retirement Income Security Act of 1974 or Rule 405 under the Securities Act of 1933) of the Company applicable to you, nor will such actions result in any violation of the provisions of the certificate of incorporation or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company.

             b. You hereby represent and warrant to the Company that (i) you have the capacity to execute, deliver and perform this letter agreement and (ii) your execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other agreement or instrument to which you are a party or by which you are bound, nor will such actions result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over you.

             7. Miscellaneous. This letter agreement shall constitute an amendment to the Employment Agreement in accordance with Section 11 thereof,



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Mr. Thomas C. Wajnert                 -11-                         May 30, 1997



an amendment to the Stock Option Agreement in accordance with Section 5.7 thereof and an amendment to the Stock Purchase Agreement in accordance with
Section 13 thereof. This agreement may be executed in counterparts.

             IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.


                                          ---------------------------------
                                          Thomas C. Wajnert

                                          AT&T CAPITAL CORPORATION

                                          By:
                                              -----------------------------
                                              Name:
                                              Title:

       The undersigned agrees to paragraphs 2(b) and 3(e) hereof as of the day and year first written above:


                                          NOMURA INTERNATIONAL plc

                                          By:
                                              -----------------------------
                                              Name:
                                              Title:


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